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                                  EXHIBIT "F"

                            IBM PROCEEDS AGREEMENT


          THIS IBM PROCEEDS AGREEMENT ("IBM Agreement") is entered into effective as of this day _________, 1999 ("Effective Date"), between Microelectronic Packaging, Inc. ("MPI"), on behalf of itself and its predecessors, successors, former and current subsidiaries, affiliates, shareholders, directors, officers, agents, attorneys, representatives, insurers, employees and assigns (collectively with MPI the "MPI Group"); and Transpac Capital Pte Ltd ("Transpac Capital"), Transpac Industrial Holdings Ltd ("Transpac Holdings"), Regional Investment Company Ltd ("Regional Investment"), and Natsteel Equity III Pte Ltd ("Natsteel Equity"), and their respective predecessors, successors, former and current subsidiaries, affiliates, shareholders, directors, officers, agents, attorneys, representatives, insurers, employees and assigns (collectively the "Investor Group"). This IBM Agreement is being entered into between the MPI and the Investor Group pursuant to the applicable terms and conditions of the Debt Conversion and Mutual Settlement and Release Agreement dated as of the Effective Date ("Conversion Agreement"), entered into between the MPI Group and the Investor Group. Unless otherwise defined herein, capitalized terms appearing in this IBM Agreement shall have the meanings defined for such terms in the Conversion Agreement.

          1.   Defined Terms. In addition to defined terms whose meanings may be
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defined elsewhere in this IBM Agreement or in the Conversion Agreement, the following terms shall have the meanings defined for such terms in this Section
1:

               1.1 "Covered Agreements" means one or both of the following agreements entered into by and between MPI and International Business Machines Corporation ("IBM"): (a) the Purchase Option Agreement dated August 4, 1994 by and between IBM and MPI; and (b) the Multilayer Technology Transfer and Licensing Agreement dated August 4, 1994 between IBM and MPI.

               1.2 "Covered Payments" means the gross monetary proceeds MPI receives directly from IBM or any agent of IBM pursuant to any cash settlement, monetary award granted pursuant to court-ordered arbitration or mediation proceedings, or court order based upon claims for monetary damages, in any manner arising under any one or both of the Covered Agreements.

               1.3 "Net MPI Proceeds" means the Covered Payments, less (a) the first Three Million Three Hundred Thirty Three Thousand Dollars and Thirty Three Cents ($3,333,333.33) of Covered Payments MPI receives, (b) any portion of the Covered Payments that MPI is obligated to pay, and in fact pays, to MPI's legal counsel and/or other parties other than the Investor Group or the Development Bank of Singapore Limited ("DBS"), in exchange for such legal counsel's and/or other parties' services in seeking enforcement of the Covered Agreements and collection of the Covered Payments ("Compensation Payments"), and (c) the total amount of all fees and expenses MPI has incurred that are directly related to seeking
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enforcement of the Covered Agreements and/or collection of the Covered Payments, including without limitation, legal fees and expenses, but excluding any amount included in Compensation Payments ("Enforcement Expenses"). In the event the Covered Payments are to be paid in a series of installments ("Installment Payments"), then the total amount of the Compensation Payments and the Enforcement Expenses ("Covered Payment Deductions") shall be spread out and applied to each of the Installment Payments on a pro-rata basis, meaning that each of the Installment Payments shall be reduced by an amount calculated by multiplying the total amount of the Covered Payment Deductions by a fraction, the numerator of which is the amount of the Installment Payment in question, and the denominator of which is the total amount of all of the Installment Payments to be paid. The number resulting from this multiplication shall be the Net MPI Proceeds with respect to the Installment Payment in question.

          2.   Investor Group Percentages. Not later than thirty (30) days after
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MPI receives any Net MPI Proceeds, MPI shall pay to the respective members of the Investor Group a percentage of the Net MPI Proceeds ("Investor Group Payments") equal to the percentage set forth opposite the name of such member as follows ("Investor Group Percentage"):

     Name of Member of Investor Group      Percentage of Net MPI Proceeds
     --------------------------------------------------------------------

             Transpac Capital                            12.090%

             Transpac Holdings                           11.900%

             Regional Investment                          3.280%

             Natsteel Equity                              2.730%
     --------------------------------------------------------------------

     TOTAL for all members of the Investor Group         30.000%

          In the event the Covered Payments are to be paid in a series of installments, (a) then not later than thirty (30) days after MPI receives a particular Installment Payment, MPI shall pay to the respective members of the Investor Group an amount equal to the Installment Payment in question, multiplied by the applicable Investor Group Percentage.

          3.   Consideration. MPI and the Investor Group agree that their
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respective rights and obligations under the Conversion Agreement constitute sufficient consideration to cause the provisions of this IBM Agreement to be enforceable against the MPI Group and the Investor Group in accordance with its terms.

          4.   Miscellaneous Provisions.
               ------------------------

               4.1  Governing Law. This IBM Agreement shall in all respects be
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construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America. Any legal action between the parties regarding this IBM Agreement shall be brought in, and the parties hereby consent to the jurisdiction of and venue in,

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either (a) the federal and state courts located in the County of San Diego,
State of California, United States of America; or (b) the courts located in the country of Singapore.

               4.2  Notices. Any notice, demand or other communication required
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or permitted under this IBM Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

          To MPI:             Microelectronic Packaging, Inc.
                              9577 Chesapeake Drive
                              San Diego, CA 92123
                              Attn:  Chief Executive Officer

          To any member of    Transpac Capital Pte Ltd
          the Investor Group  6 Shenton Way
                              #20-09 DBS Building
                              Tower Two
                              Singapore 068809
                              Attn: Wong Lin Hong

Any party may change the address specified in this section by giving the other party notice of such new address in the manner set forth herein.

               4.3  Severability. In the event that any provision of this IBM
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Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this IBM Agreement shall continue in full force and effect without said provision. If this IBM Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

               4.4  Counterparts. This IBM Agreement may be executed in any
                    ------------
number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document.

               4.5  Entire Agreement. This IBM Agreement, the Conversion
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Agreement, the other Ancillary Agreements, and the documents and agreements contemplated herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

               4.6  Successors and Assigns. Except as specifically permitted
                    ----------------------
pursuant to the terms and conditions hereof, no party shall be permitted to assign their respective rights or

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obligations under this IBM Agreement without the prior written consent of the other parties. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

               4.7  Amendment and Waiver. No modification or waiver of any
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provision of this IBM Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this IBM Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this IBM Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this IBM Agreement or the right of any party to thereafter enforce each and every provision of this IBM Agreement.

               4.8  Survivability. All of the representations, warranties,
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agreements and obligations of the parties pursuant to this IBM Agreement shall survive any issuance of the Shares by MPI to the Investor Group.

          IN WITNESS WHEREOF, the parties hereto have duly executed this IBM Agreement as of the date first above written.

MICROELECTRONIC PACKAGING, INC.         TRANSPAC CAPITAL PTE LTD



By:____________________________         By:_______________________________
Signature                               Signature


Print                                   Print
Name:__________________________         Name:_____________________________


Print                                   Print
Title:_________________________         Title:____________________________

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                        CONTINUATION OF SIGNATURES FOR
                            IBM PROCEEDS AGREEMENT
                            dated __________, 1999


TRANSPAC INDUSTRIAL HOLDINGS LTD             REGIONAL INVESTMENT COMPANY LTD



By:____________________________              By:___________________________
Signature                                    Signature


Print                                        Print
Name:__________________________              Name:_________________________


Print                                        Print
Title:_________________________              Title:________________________



                                             NATSTEEL EQUITY III PTE LTD


                                             By:___________________________
                                             Signature

                                             Print
                                             Name:_________________________


                                             Print
                                             Title:________________________

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